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Pricing Supplement dated August 1, 2000                         Rule 424(b)(3)
(To Prospectus dated January 12, 2000 and                   File No. 333-89659
Prospectus Supplement dated January 12, 2000)



                           TOYOTA MOTOR CREDIT CORPORATION

                            Medium-Term Note - Fixed Rate

______________________________________________________________________________


Principal Amount:  $150,000,000            Trade Date: August 1,2000
Issue Price: See "Additional Terms of the  Original Issue Date: August 4, 2000
  Notes - Plan of Distribution"
Interest Rate: 7.00% per annum             Net Proceeds to Issuer:$149,833,500
Interest Payment Dates: 5th of each        Principal's Discount or
  February and August, commencing              Commission: 0.111%
  February 5, 2001
Stated Maturity Date: August 5, 2002

_______________________________________________________________________________




Day Count Convention:
     [X]  30/360 for the period from August 4, 2000 to August 5, 2002
     [ ]  Actual/365 for the period from                to
     [ ]  Other (see attached)                       to

Redemption:
     [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ] The Notes may be redeemed prior to Stated Maturity Date. Initial Redemption Date: Not applicable
          Initial Redemption Percentage: Not applicable
          Annual Redemption Percentage Reduction:  Not applicable

Repayment:
     [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
          Optional Repayment Date(s):
          Repayment Price:     %

Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated
                          ___________________________
                              Merrill Lynch & Co.
                             Salomon Smith Barney

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                         ADDITIONAL TERMS OF THE NOTES


Plan of Distribution

          Under the terms of and subject to the conditions of a terms agreement under the First Amended and Restated Distribution Agreement dated September 3, 1998 between TMCC and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill"), Goldman, Sachs & Co., Lehman Brothers Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. ("SSB"), as amended by that certain Amendment No. 1 thereto, dated January 12, 2000 (as amended, the "Agreement"), SSB and Merrill, each acting as principal, have each agreed severally to purchase $75 million in principal amount of Notes, and TMCC has agreed to sell the Notes at 99.889% of their principal amount. Each of SSB and Merrill may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined independently by SSB and Merrill.

          Under the terms and conditions of the Agreement, SSB and Merrill are each severally committed to take and pay for all of the Notes offered hereby if any are taken.